UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 8, 2013

Date of Report (Date of earliest event reported)

OLIE, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-178208

 (Commission File Number)

33-1220056

 (IRS Employer Identification No.)

300-838 HASTINGS STREET VANCOUVER , BC V6C0A6

     (Address of Principal Executive Offices and Zip Code)

(604) 828-9999

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 8 – Other Events

Item 8.01: Other Events.

Olie, Inc.  OTCBB symbol “OLIED” (the “Company”), is announcing that a material definitive agreement (the “Agreement”) has been executed by and between Robert Gardner & Associates (the “Gardner Group”) and EnCanSol Capital Corporation (“EnCanSol”), and which relates to an acquisition of EnCanSol by the Company and potential funding for the Company. A copy of the Agreement is attached hereto as an exhibit to this report.

EnCanSol is the legal and beneficial owner of what is known as the Flat Plate RAMCell technology and, for that application it owns or controls approximately 25 patents worldwide. EnCanSol develops and manufactures economical and environmentally responsible rechargeable battery products.  EnCanSol is a privately held company with 29,632,914 shares of common stock (the “EnCanSol Shares”) issued and outstanding among approximately 60-70 shareholders. The Agreement provides that a share exchange will occur between the EnCanSol shareholders and the Company whereby the EnCanSol shareholders will receive two shares of common stock of the Company for each EnCanSol Share held by each of its shareholders

The Gardner Group is comprised of approximately ten (10) individual and corporate investors who intend to assist the Company in the acquisition of EnCanSol assets by the Company.  The Gardner Group is collectively experienced in arranging funding for publicly traded entities and providing guidance in compliance with applicable securities and corporate governance laws. The principal executive of the Gardner Group is Robert Gardner, our current sole officer and director.

The Agreement provides that the Gardner Group will take steps to facilitate a funding objective for the Company to raise approximately $10 million in capital (the “Funding”). The Funding is subject to a schedule set forth in the Agreement which includes various funding goals as well as time and exercise price parameters. The Agreement also includes various terms regarding potential allocations of Company common stock in connection with the EnCanSol transaction. To the extent the current issued and outstanding capital stock of the Company is not sufficient to satisfy the terms of the Agreement, the Company intends to amend its articles of incorporation to provide for more authorized shares of capital stock and issue additional shares of its restricted common stock to facilitate the transaction represented by the Agreement.

Presently, there are 96,000,000 shares of Company common stock issued and outstanding. This share total represents a forward stock split on a forty-for-one (40-1) basis that was declared effective by FINRA on December 19, 2012.

As part of the Agreement, the parties thereto have agreed that Mr. Wayne Hartford, the current President and Chief Executive Officer of EnCanSol shall be appointed to the Company Board of Directors. Additionally, EnCanSol shall be entitled to appoint to the Company Board of Directors each of EnCanSol’s current directors or whomever it designates as an alternate nominee, as well as one additional member from a related company known as Pure Energy Solutions, Inc. Each of the aforementioned appointments shall be subject to and occur after the prescribed time period and filing of the required disclosures under applicable securities laws.

Escrow Transaction Regarding Change of Control

On November 30, 2012, a Stock Purchase Agreement (“SPA”) was executed in escrow by and between Robert Gardner & Associates, as the representative for a purchaser group that has yet to be completed (“Purchaser(s)”) and the shareholders of the Company.  The SPA provides for an acquisition of the presently issued and outstanding common stock of the Company.  It is contemplated that the Purchaser group will include the EnCanSol shareholders and members of the Gardner Group.  The Company will issue a subsequent report when the transaction is complete and the members of the Purchaser group may be definitively identified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIE, INC.

By:

/s/:  Robert Gardner

Robert Gardner, Chief Executive Officer

DATED:  January 8, 2013

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